Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Record Fourth-Quarter and Calendar Year Sales and Earnings

ST. PAUL, Minn. - Jan. 30, 2007 - 3M (NYSE: MMM) today announced its sales and profit results for the fourth-quarter and calendar year 2006.

For the 2006 calendar year, net income was $3.9 billion, or $5.06 per share, versus $3.1 billion, or $3.98 per share, an increase of 24 percent and 27 percent, respectively. Full-year 2006 net income includes a net profit of $438 million, or $0.57 per share, largely due to a gain on the sale of those geographic regions of the company’s global branded pharmaceuticals business that closed in December, net of various other special items(a-h). Full-year 2005 net income includes net costs due to special items(i-j) of $110 million, or $0.14 per share. Included in these full-year results are stock option expenses of $0.17 per share in 2006 and $0.14 per share in 2005(p).

Calendar year 2006 sales totaled $22.9 billion, an 8.3 percent increase over 2005. Local-currency sales increased 7.7 percent, including 2.1 percent from acquisitions. Selling prices declined 0.5 percent on average, and currency impacts added 0.6 percent to 2006 full-year sales growth. Calendar-year local-currency sales growth was driven by increases of 13.2 percent in Safety, Security and Protection Services, 9.1 percent in Industrial and Transportation, 6.9 percent in Display and Graphics, 6.1 percent in Consumer and Office, 6 percent in Health Care and 5.6 in Electro and Communications. All six businesses posted positive local-currency sales growth for the third consecutive year.

“This was a good year for 3M, as we generated record sales and profits,” said George W. Buckley, 3M chairman, president and CEO. “We accelerated investments in many areas, including research and development, sales and marketing, growth-oriented capital investments and selected acquisitions, while maintaining our outstanding profitability levels. These investments have strengthened our positions in growing markets, and as they begin to bear fruit, I am confident that we will transform 3M into a faster-growing, higher-performing enterprise. I would like to personally thank 3M employees worldwide for their many contributions in 2006.”

Fourth-quarter net income was $1.2 billion, or $1.57 per share, versus $746 million, or $0.97 per share, in the fourth quarter of 2005. Net income and earnings per share increased 58 percent and 62 percent, respectively. Fourth-quarter 2006 net income includes a net profit of $354 million, or $0.47 per share, again largely due to a gain on the sale of those geographic regions of the company’s global branded pharmaceuticals business that closed in December, net of various other special items(a-h). Fourth-quarter 2005 net income includes an expense of $35 million, or $0.04 per share, due to the effect of FIN 47(j). Included in these results are stock option expenses of $0.04 per share in the fourth quarter of 2006 and $0.02 per share in the fourth quarter of 2005(p).

Fourth-quarter worldwide sales were $5.8 billion, up 8.6 percent compared to the fourth quarter of 2005. Total local-currency sales increased 5.8 percent, led by a 12.2 percent increase in Safety, Security and Protection Services and an 8.9 percent improvement in Health Care. Local-currency sales increased 5.6 percent in Consumer and Office, 4.8 percent in Industrial and Transportation, 3.6 percent in Display and Graphics and 2.6 percent in Electro and Communications. Total-company local-currency sales growth includes 1.9 points from acquired businesses. Currency impacts added

2.8 percent to fourth-quarter growth, and selling prices declined 1 percent versus last year’s comparable quarter.

Fourth-quarter local-currency growth was 10.5 percent in Europe, 10.2 percent in Latin America and 5 percent in Asia Pacific. In the United States, sales grew 3.3 percent despite a significant slowdown in the housing industry, which hurt growth by an estimated 3 percentage points.

“Looking ahead, despite what appears to be slightly moderating economic growth worldwide, I am very optimistic about the future of our company,” said Buckley. “We will continue to drive our growth agenda, which will be funded via aggressive productivity improvement efforts, such as global strategic sourcing and lean six sigma.”

3M also provided its outlook for 2007 sales and earnings. The company expects 2007 per share earnings to be in the range of $5.20 to $5.45, which includes a net gain, after costs for known restructuring actions, of approximately $0.60 to $0.70 per diluted share due to the sale in the first quarter of the company’s branded pharmaceuticals business in Europe. Also included in this range is an estimated $0.21 per share due to expensing of stock options. 3M also expects full-year local-currency sales growth, adjusted for the divestiture of its global branded pharmaceuticals business, to be between 6 and 10 percent, which includes approximately 1.5 percentage points due to acquisitions closed as of this date. Including the global branded pharmaceuticals sales in 2006, total local-currency sales growth for 2007 is expected to be between 2 and 6 percent.

George W. Buckley, and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under Part I, Item 1A (Annual Report) and Part II, Item 1A (Quarterly Report), “Risk Factors.” The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended Dec. 31		Twelve-months ended Dec. 31
	2006	2005	2006	2005
Net sales	$5,782	$5,325	$22,923	$21,167
Operating expenses
Cost of sales	3,162	2,622	11,713	10,408
Selling, general and administrative expenses	1,375	1,191	5,066	4,631
Research, development and related expenses	509	322	1,522	1,274
Gain on sale of pharmaceuticals business (a)	(1,074)	—	(1,074)	—
Total	3,972	4,135	17,227	16,313
Operating income	1,810	1,190	5,696	4,854
Interest expense and income
Interest expense	38	23	122	82
Interest income	(16)	(11)	(51)	(56)
Total	22	12	71	26
Income before income taxes, minority interest and cumulative effect of accounting change	1,788	1,178	5,625	4,828
Provision for income taxes	596	382	1,723	1,627
Minority interest	16	15	51	55
Income before cumulative effect of accounting change	1,176	781	3,851	3,146
Cumulative effect of accounting change (j)	—	(35)	—	(35)
Net income	$1,176	$746	$3,851	$3,111
Weighted average common shares outstanding — basic	735.4	757.6	747.5	764.9
Earnings per share — basic (p)
Income before cumulative effect of accounting change	$1.60	$1.03	$5.15	$4.11
Cumulative effect of accounting change (j)	—	(0.05)	—	(0.04)
Net Income	$1.60	$0.98	$5.15	$4.07
Weighted average common shares outstanding — diluted	748.6	771.5	761.0	781.3
Earnings per share — diluted (p)
Income before cumulative effect of accounting change	$1.57	$1.01	$5.06	$4.03
Cumulative effect of accounting change (j)	—	(0.04)	—	(0.05)
Net income	$1.57	$0.97	$5.06	$3.98
Cash dividends paid per common share	$0.46	$0.42	$1.84	$1.68

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income, and diluted earnings per share measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and twelve months ended December 31, 2006.

	Three-months ended Dec. 31, 2006			Twelve-months ended Dec. 31, 2006
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,810	$1,176	$1.57	$5,696	$3,851	$5.06
Special items:
Gain on sale of pharmaceuticals business (a)	(1,074)	(674)	(0.90)	(1,074)	(674)	(0.88)
Restructuring and other actions:
Pharmaceuticals business restructuring actions(b):
Employee related	77	49	0.06	97	62	0.08
Asset impairment and other	67	42	0.06	69	44	0.06
Environmental (c)	13	8	0.01	13	8	0.01
Overhead reduction actions (d)	112	73	0.10	112	73	0.10
Businesses-specific restructuring actions (e):
Employee related	34	21	0.03	34	21	0.03
Asset impairment and other	91	57	0.07	91	57	0.07
Acquired in-process research and development (f)	95	95	0.13	95	95	0.13
Class action settlement (g)	—	—	—	40	25	0.03
Benefit from income tax adjustments (h)	—	(25)	(0.03)	—	(149)	(0.20)
Adjusted Non-GAAP measure	$1,225	$822	$1.10	$5,173	$3,413	$4.49

(a)          In December 2006, 3M completed the sale of its global branded pharmaceuticals business in the United States, Canada, and Latin America region and the Asia Pacific region, including Australia and South Africa. 3M received proceeds of $1.209 billion for these transactions and recognized a gain of $1.074 billion. In January 2007, 3M completed the sale of its global branded pharmaceuticals business in Europe, which will be reflected in 3M’s financial statements for the period ending March 31, 2007.  In connection with these transactions, 3M’s Drug Delivery Systems Division (DDSD) entered into agreements whereby it became a source of supply to the acquiring companies. The Company expects annual revenues of approximately $100 million from these supply arrangements, with profitability substantially lower than most of our existing Health Care businesses. Because of the extent of the continuing cash flows from these supply agreements in relation to those of the disposed business, the operations of the branded pharmaceuticals business are not classified as discontinued operations.

(b)         Pharmaceuticals business restructuring actions, primarily in the fourth quarter, included employee related, asset impairment and other costs pertaining to the Company’s exit of its branded pharmaceuticals operations. These costs included severance and benefits for pharmaceuticals business employees who did not retain employment with the buyer, which will reduce cash flows in 2007 when the related severance is paid.

(c)          In the fourth quarter of 2006, an environmental obligation was recognized in the pharmaceuticals business.

(d)         In response to the sale of our branded pharmaceuticals business, the Company took actions to reduce worldwide staff overhead in the fourth quarter of 2006. These actions were taken to streamline the company’s cost structure and to avoid burdening the company’s remaining businesses with the corporate overhead costs that had previously been allocated to the pharmaceuticals division. These costs were recorded in the Health Care segment and will reduce cash flows in 2007 when the related severance is paid.

(e)          Businesses-specific restructuring actions taken in the fourth quarter of 2006 included employee related costs for severance and benefits, fixed and intangible asset impairments, losses from certain no longer profitable contractual obligations, and expenses from the exit of certain product lines and the streamlining of supply chains in certain businesses.

(f)            In October 2006, 3M acquired Brontes Technologies Inc., a Lexington, Massachusetts based developer of proprietary 3-D imaging technology for dental and orthodontic applications. This transaction resulted in a fourth quarter 2006 charge, reflecting the one time write-off of acquired in-process research and development costs, which is reflected in the “Research, development and related expense” line of the Consolidated Statement of Income.

(g)         In the second quarter of 2006, 3M recognized an expense after entering into an agreement in principle (which was subsequently executed in the third quarter of 2006) to resolve the antitrust class action involving direct purchasers of branded transparent tape (but not private label tape).

(h)         In the second, third and fourth quarters of 2006, the Company recorded net benefits from income tax adjustments, with $124 million of the $149 million total year adjustment previously described in 3M’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and September 30, 2006.

In total, in the fourth quarter of 2006, these special items negatively impacted:

•                  Cost of sales by $143 million

•                  Selling, general and administrative expenses by $176 million

•                  Research, development and related expenses by $170 million

In addition:

•                  The gain on sale in the fourth quarter of 2006 of $1.074 billion is recorded on a separate line of the Consolidated Statement of Income

•                  Special items in the second and third quarter of 2006 negatively impacted selling, general and administrative expenses by $62 million.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three months and twelve months ended December 31, 2006.

	Three-months ended Dec. 31, 2006			Twelve-months ended Dec. 31, 2006
	Reported		Adjusted	Reported		Adjusted
OPERATING INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$301	$15	$316	$1,343	$15	$1,358
Health Care	999	(695)	304	1,845	(673)	1,172
Display and Graphics	225	39	264	1,062	39	1,101
Consumer and Office	141	—	141	579	—	579
Electro and Communications	64	46	110	438	46	484
Safety, Security and
Protection Services	118	10	128	575	10	585
Corporate and Unallocated	(38)	—	(38)	(146)	40	(106)
Total Operating Income	$1,810	$(585)	$1,225	$5,696	$(523)	$5,173

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three months and twelve months ended December 31, 2005.

	Three-months ended Dec. 31, 2005			Twelve-months ended Dec. 31, 2005
			Diluted			Diluted
			Earnings			Earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,190	$746	$0.97	$4,854	$3,111	$3.98
Special items:
Jobs Act (i)	—	—	—	—	75	0.09
Cumulative effect of accounting change (j)	—	35	0.04	—	35	0.05
Adjusted Non-GAAP measure	$1,190	$781	$1.01	$4,854	$3,221	$4.12

(i)    In the second quarter of 2005, the Company announced its intent to reinvest $1.7 billion of foreign earnings in the United States pursuant to the American Jobs Creation Act (Jobs Act) of 2004. As a consequence, in the second quarter of 2005, 3M recorded a charge of $75 million after-tax.

(j)    In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143” (“FIN 47”). In adopting FIN 47 in the fourth quarter of 2005, 3M recorded a noncash charge of $35 million after-tax, as a cumulative effect of change in accounting principle. This charge represents conditional retirement obligations associated with 3M’s long-lived assets.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Dec. 31,	Dec. 31,
ASSETS	2006	2005
Current assets
Cash and cash equivalents	$1,447	$1,072
Marketable securities — current	471	—
Accounts receivable — net	3,102	2,838
Inventories	2,601	2,162
Other current assets	1,325	1,043
Total current assets	8,946	7,115
Marketable securities — non-current	166	—
Investments	314	272
Property, plant and equipment — net	5,907	5,593
Prepaid pension and postretirement benefits (k)	394	2,905
Goodwill, intangible assets and other assets (k, l)	5,580	4,656
Total assets	$21,307	$20,541
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,506	$1,072
Accounts payable	1,402	1,256
Accrued payroll	520	469
Accrued income taxes	1,134	989
Other current liabilities	1,761	1,452
Total current liabilities	7,323	5,238
Long-term debt	1,047	1,309
Other liabilities (k)	2,965	3,599
Total liabilities	11,335	10,146
Total stockholders’ equity — net (k)	9,972	10,395
Shares outstanding
December 31, 2006: 734,362,802 shares
December 31, 2005: 754,538,387 shares
Total liabilities and stockholders’ equity	$21,307	$20,541

(k)          Reference SFAS No. 158 accounting pronouncements discussion and supplemental Consolidated Balance Sheet information that follows

(l)             Approximately $800 million of this increase when compared to year-end 2005 relates to 2006 acquisitions

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	Dec. 31
	2006	2005
SUMMARY OF CASH FLOW:
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,839	$4,204
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,168)	(943)
Acquisitions, net of cash acquired	(888)	(1,293)
Proceeds from sale of pharmaceuticals business (a)	1,209	—
Other investing activities	(613)	(5)
NET CASH USED IN INVESTING ACTIVITIES	(1,460)	(2,241)
Cash flows from financing activities:
Change in debt	1,135	(485)
Purchases of treasury stock	(2,351)	(2,377)
Reissuances of treasury stock	523	545
Dividends paid to stockholders	(1,376)	(1,286)
Other financing activities	8	(22)
NET CASH USED IN FINANCING ACTIVITIES	(2,061)	(3,625)
Effect of exchange rate changes on cash	57	(23)
Net increase (decrease) in cash and cash equivalents	375	(1,685)
Cash and cash equivalents at beginning of period	1,072	2,757
Cash and cash equivalents at end of period	$1,447	$1,072

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	Dec. 31
	2006	2005
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$3,839	$4,204
Purchases of property, plant and equipment	(1,168)	(943)
Free Cash Flow (m)	$2,671	$3,261
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (n)	5.4	5.7
Reported (before cumulative effect of accounting change in 2005):
Economic Profit (o)	$2,386	$1,763
Return on Invested Capital (o)	25.3%	22.1%
Excluding Special Items:
Economic Profit (o)	$1,948	$1,838
Return on Invested Capital (o)	22.5%	22.6%

(m)       Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

(n)         The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

(o)         The company uses non-GAAP measures to focus on shareholder value creation.  3M’s Economic Profit is defined as after-tax operating income less a charge for operating capital. 3M also uses Return on Invested Capital, defined as after-tax operating income divided by average operating capital. This measure is presented as reported and also excluding special items.  Special items were previously defined within the Supplemental Consolidated Statement of Income Information section of this document. These measures are not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended Dec. 31, 2006
Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide
Volume — organic	0.8%	7.3%	4.9%
Volume — acquisitions, net of divestitures	1.8	2.1	1.9
Volume — total	2.6	9.4	6.8
Price	0.7	(2.0)	(1.0)
Total local-currency sales	3.3	7.4	5.8
Translation	—	4.6	2.8
Total sales change	3.3%	12.0%	8.6%

Sales Change Analysis	Local-		Total
By International	currency	Trans-	Sales
Geographic Area	Sales	lation	Change
Europe, Middle East and Africa	10.5%	8.7%	19.2%
Asia Pacific	5.0%	1.9%	6.9%
Latin America and Canada	9.7%	1.8%	11.5%

Worldwide	Local-		Total
Sales Change Analysis	currency	Trans-	Sales
By Business Segment	Sales	lation	Change
Industrial and Transportation	4.8%	3.2%	8.0%
Health Care	8.9%	3.7%	12.6%
Display and Graphics	3.6%	1.4%	5.0%
Consumer and Office	5.6%	2.1%	7.7%
Electro and Communications	2.6%	3.2%	5.8%
Safety, Security and Protection
Services	12.2%	4.1%	16.3%

Note: Safety, Security and Protection Services includes a 10.2% benefit from acquisitions, primarily Security Printing and Systems Limited, which was acquired in August 2006.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Twelve-Months Ended Dec. 31, 2006
Sales Change Analysis By Geographic Area	United States	Inter- national	Worldwide
Volume – organic	3.1%	8.0%	6.1%

Volume – acquisitions, net of divestitures	2.6	1.9	2.1
Volume – total	5.7	9.9	8.2

Price	1.4	(1.8)	(0.5)
Total local-currency sales	7.1	8.1	7.7

Translation	—	1.0	0.6
Total sales change	7.1%	9.1%	8.3%

Sales Change Analysis By International Geographic Area	Local- currency Sales	Trans- lation	Total Sales Change
Europe, Middle East and Africa	8.3%	1.4%	9.7%

Asia Pacific	9.2%	(0.4% )	8.8%

Latin America and Canada	6.1%	4.4%	10.5%

Worldwide Sales Change Analysis By Business Segment	Local- currency Sales	Trans- lation	Total Sales Change
Industrial and Transportation	9.1%	0.8%	9.9%

Health Care	6.0%	0.7%	6.7%

Display and Graphics	6.9%	0.3%	7.2%

Consumer and Office	6.1%	0.7%	6.8%

Electro and Communications	5.6%	0.8%	6.4%

Safety, Security and Protection Services	13.2%	1.2%	14.4%

Note: Industrial and Transportation includes a 4.6% benefit from acquisitions, primarily CUNO, which was acquired in August 2005. Safety, Security and Protection Services includes a 4.0% benefit from acquisitions, primarily Security Printing and Systems Limited.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS SEGMENT INFORMATION	Three-months ended Dec. 31		Twelve-months ended Dec. 31
(Millions)	2006	2005	2006	2005
NET SALES
Industrial and Transportation	$1,683	$1,558	$6,754	$6,144
Health Care	1,047	929	4,011	3,760
Display and Graphics	946	901	3,765	3,511
Consumer and Office	824	765	3,238	3,033
Electro and Communications	619	585	2,483	2,333
Safety, Security and Protection Services	655	563	2,621	2,292
Corporate and Unallocated	8	24	51	94
Total Company	$5,782	$5,325	$22,923	$21,167

OPERATING INCOME
Industrial and Transportation	$301	$298	$1,343	$1,211
Health Care	999	285	1,845	1,114
Display and Graphics	225	286	1,062	1,162
Consumer and Office	141	142	579	561
Electro and Communications	64	113	438	447
Safety, Security and Protection Services	118	127	575	537
Corporate and Unallocated	(38)	(61)	(146)	(178)
Total Company	$1,810	$1,190	$5,696	$4,854

Refer to Note (a) for discussion of the sales of 3M’s global branded pharmaceuticals business, which resulted in a gain on sale of $1.074 billion (reflected in Health Care segment). In addition, the Health Care segment included $284 million in restructuring costs, primarily employee related severance and benefit costs. Of the $284 million, $157 million was related to the pharmaceuticals business (refer to notes (b) and (c)), $112 million of severance and benefit costs related to restructurings in certain corporate functions (refer to note (d)), and $15 million related to Health Care severance and other costs (refer to note (e)). Health Care also included $95 million of expensed in-process research and development costs related to the Brontes acquisition (refer to note (f)). In total, the combination of the above items positively impacted the fourth quarter 2006 Health Care operating income by $695 million. The Company also incurred costs related to the sale of the branded pharmaceuticals business in the second and third quarters of 2006 totaling $22 million, which combined with the preceding items, positively impacted total year 2006 Health Care operating income by $673 million.

In connection with the sale of the branded pharmaceuticals business, the Company also decided to restructure certain products and businesses to streamline its cost structure following the sale of the branded pharmaceuticals business (refer to note (e)). Fourth-quarter 2006 included costs related to these restructuring actions, primarily severance, fixed asset impairments and intangible impairments. Refer to the preceding Supplemental Consolidated Statement of Income Information section for a table showing the impacts of these actions by business segment. Corporate and Unallocated in the second quarter of 2006 included a $40 million charge for a class action settlement (refer to note g).

3M Company and Subsidiaries

SFAS 123R STOCK OPTION EXPENSE IMPACT (p)

(Dollars in millions, except per share amounts)

(Unaudited)

	Three months ended Dec. 31
	2006	2005	Difference

Cost of sales	$9	$4	$5
% to Sales	0.2%	0.1%	0.1%

Selling, general and administrative expenses	$21	$13	$8
% to Sales	0.4%	0.2%	0.2%

Research, development and related expenses	$8	$5	$3
% to Sales	0.1%	0.1%	0.0%

Operating Income	$38	$22	$16
% to Sales	0.7%	0.4%	0.3%

SFAS 123R STOCK OPTION EXPENSE IMPACT (p)

(Dollars in millions, except per share amounts)

(Unaudited)

	Twelve months ended Dec. 31
	2006	2005	Difference
Cost of sales	$42	$27	$15
% to Sales	0.2%	0.1%	0.1%

Selling, general and administrative expenses	$119	$96	$23
% to Sales	0.5%	0.4%	0.1%

Research, development and related expenses	$39	$32	$7
% to Sales	0.2%	0.2%	—

Operating Income	$200	$155	$45
% to Sales	0.9%	0.7%	0.2%

3M Company and Subsidiaries

BUSINESS SEGMENT STOCK OPTION EXPENSE (p)

(Dollars in millions)

(Unaudited)

	Three-months ended Dec. 31
	2006	% to Sales	2005	% to Sales
Industrial and Transportation	$11	0.6%	$7	0.4%
Health Care	8	0.8%	5	0.5%
Display and Graphics	5	0.6%	2	0.3%
Consumer and Office	5	0.6%	3	0.4%
Electro and Communications	4	0.6%	3	0.4%
Safety, Security and Protection Services	5	0.7%	2	0.4%
Corporate	—	—-	—	—-
Total Company	$38	0.7%	$22	0.4%

BUSINESS SEGMENT STOCK OPTION EXPENSE (p)

(Dollars in millions)

(Unaudited)

	Twelve months ended Dec. 31
	2006	% to Sales	2005	% to Sales
Industrial and Transportation	$51	0.8%	$47	0.8%
Health Care	42	1.1%	35	0.9%
Display and Graphics	27	0.7%	19	0.5%
Consumer and Office	24	0.7%	21	0.7%
Electro and Communications	20	0.8%	17	0.7%
Safety, Security and Protection Services	21	0.8%	16	0.7%
Corporate	15	—	—	—
Total Company	$200	0.9%	$155	0.7%

3M Company and Subsidiaries

QUARTERLY DILUTED EARNINGS PER SHARE,

INCLUDING STOCK OPTION IMPACT (p)

(Unaudited)

2004 – Reported	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$0.90	$0.97	$0.97	$0.91	$3.75
SFAS 123R impact	$(0.03)	$(0.04)	$(0.06)	$(0.06)	$(0.19)
EPS with SFAS123R impact	$0.87	$0.93	$0.91	$0.85	$3.56

2005 – Reported	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$1.03	$1.00	$1.10	$0.99	$4.12
SFAS 123R impact	$(0.06)	$(0.04)	$(0.02)	$(0.02)	$(0.14)
EPS with SFAS123R impact	$0.97	$0.96	$1.08	$0.97	$3.98

2005 – Excluding Special Items (q)	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$1.03	$1.09	$1.10	$1.04	$4.26
SFAS 123R impact	$(0.06)	$(0.04)	$(0.02)	$(0.02)	$(0.14)
EPS with SFAS123R impact	$0.97	$1.06	$1.08	$1.01	$4.12

2006 – Reported	Q1	Q2	Q3	Q4	Total
Diluted EPS	$1.17	$1.15	$1.18	$1.57	$5.06
SFAS 123R impact included in EPS	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

2006 – Excluding Special Items (q)	Q1	Q2	Q3	Q4	Total
Diluted EPS	$1.17	$1.05	$1.17	$1.10	$4.49
SFAS 123R impact included in EPS	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

2007 – Reported – Estimated (r)	Q1	Q2	Q3	Q4	Total
Diluted EPS Guidance					$5.20-$5.45
Estimated SFAS 123R impact included in EPS guidance	$(0.04)	$(0.09)	$(0.04)	$(0.04)	$(0.21)

2007 – Excluding Special Items – Estimated (q)	Q1	Q2	Q3	Q4	Total
Diluted EPS Guidance					$4.60-$4.75
Estimated SFAS 123R impact included in EPS guidance	$(0.04)	$(0.09)	$(0.04)	$(0.04)	$(0.21)

(p)         3M adopted Statement of Financial Accounting Standards No. 123R effective Jan. 1, 2006, using the modified retrospective method, with prior periods adjusted to give effect to the fair-value-based method of accounting for stock option awards granted in fiscal years beginning on or after Jan. 1, 1995. The fourth quarter and year 2006 stock-based compensation expense is higher for the same reasons cited in previous quarters. First, effective January 1, 2006, accounting rules required acceleration of stock-based compensation expense recognition when an employee is eligible to retire, instead of over the entire vesting period for these retirement-eligible employees, resulting in recognition of approximately 25% of the expense in the month of grant (second quarter for 3M’s annual stock option grant). Second, 3M changed its vesting period from one to three years starting with the May 2005 grant. The third and fourth quarter of 2006 include expense from both the 2005 and 2006 stock option grants, while the third and fourth quarter of 2005 only include expense from the 2005 stock option grant.

(q)         In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding “Supplemental Consolidated Statement of Income Information” for discussion of the special items that impacted 2006 and 2005, and the below note (r) for special items that will impact 2007.

(r)            The total year 2007 estimate of reported EPS includes the gain on sale of the branded pharmaceuticals business in Europe, which is expected to benefit first quarter and total year 2007 by approximately $0.60 to $0.70 per diluted share, net of known restructuring costs.

3M Company and Subsidiaries

NEW ACCOUNTING PRONOUNCEMENTS DISCUSSION

(Unaudited)

In September 2006, the Financial Accounting Standards Board issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This standard requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. As a result of the implementation of SFAS No. 158, the Company recognized an after-tax decrease in accumulated other comprehensive income (which is part of stockholders’ equity) of approximately $1.2 billion and $500 million for the U.S. and international pension benefit plans, respectively, and approximately $200 million for the postretirement welfare benefit plans. This decrease of $1.9 billion in the fourth quarter of 2006 in accumulated other comprehensive income is primarily due to our historical discretionary contributions being in excess of book expense. These excess contributions as of our last measurement date of December 31, 2005 were classified in accordance with SFAS No. 87 as a prepaid asset. This change impacts the Consolidated Balance Sheet only, with no impact to net income or cash flows.

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. This interpretation is effective as of January 1, 2007 and the cumulative effects, if any, of applying this interpretation will be recorded as an adjustment to retained earnings as of January 1, 2007. The Company does not expect the adoption of FIN 48 to have a material impact on 3M’s consolidated results of operations or financial condition.

3M Company and Subsidiaries

SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(Dollars in millions)

(Unaudited)

		Impact as of Transaction Date since Sept. 30, 2006
	Dec. 31, 2006	Pharma impact	Pension	Special items
ASSETS
Current assets
Cash and cash equivalents	$1,447	$1,209	$—	$(95)
Other current assets	7,499	(45)	—	44
Total current assets	8,946	1,164	—	(51)
Marketable securities – non-current	166	—	—	—
Investments	314	—	—	—
Property, plant and equipment – net	5,907	(76)	—	(47)
Prepaid pension and postretirement benefits	394	—	(2,496)	—
Goodwill, intangible assets and other assets	5,580	(54)	(24)	(39)
Total assets	$21,307	$1,034	$(2,520)	$(137)

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	7,323	436	—	101

Long-term debt	1,047	—	—	—
Other liabilities	2,965	—	(622)	—
Total liabilities	11,335	436	(622)	101
Total stockholders’ equity – net	9,972	598	(1,898)	(238)
Total liabilities and stockholders’ equity	$21,307	$1,034	$(2,520)	$(137)

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000